CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Pre-Effective Amendment to the Registration Statement on Form N-1A of Hays US Opportunity Fund and Hays Tactical Multi-Asset Fund (the "Funds"), each a series of shares of beneficial interest in Hays Series Trust, and to the use of our opinion dated August 12, 2015 on the Funds' statements of assets and liabilities as of August 7, 2015, and the related statements of operations for the period then ended. Such financial statements appear in the Funds' Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

August 12, 2015